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                                                                    Exhibit 10.1



                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between Strategic Diagnostics, Inc. (the "Company") and Matthew Knight (the "Executive") and shall be effective as of September 2, 2003 (the "Effective Date").

         WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and the Executive desires to serve in such capacity on behalf of the Company.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.       Employment.

         (a) Term. The term of this Agreement (the "Term") shall begin as of the Effective Date and shall terminate on September 2, 2005 unless sooner terminated by either party as hereinafter provided; provided, however, that the Term shall automatically be extended for successive one-year periods on September 2, 2005 and on each subsequent anniversary thereof unless, not later than 60 days preceding the any such anniversary date, either party gives the other party written notice (in accordance with Section 16) of such party's intention not to further extend the Term.

         (b) Duties. The Executive shall serve as the Chief Executive Officer of the Company and shall report to the Chairman of the Board of Directors of the Company (the "Board"). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board. For as long as and during such period in which the Executive is serving as the Chief Executive Officer, the Company shall use its best efforts to cause the Executive to be nominated, and, if elected by the Company's shareholders, the Executive shall serve as a member of the Board.

         (c) Best Efforts. During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated companies, and shall be engaged in other business activities only to the extent that such activities do not interfere or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 14 below. The foregoing shall not be construed as preventing the Executive from (1) serving on corporate, civic, educational, philanthropic or charitable boards or committees, (2) delivering lectures, fulfilling speaking engagements or lecturing at educational institutions and (3) managing personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities hereunder. In no event shall the Executive invest in any business competitive with the Company, except that the Executive shall be permitted to own passively not more than 5% of the stock of those companies whose securities are listed on a national securities exchange or on the NASDAQ system.

2. Base Salary and Bonus. Cash compensation for the services to be rendered by the Executive hereunder shall include an annual base salary of $250,000 and a target bonus award of 75% of base salary. This amount may be subject to annual increases, as determined by the Board, in its sole discretion.






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The Executive's base salary shall be paid in accordance with the Company's existing payroll policies, and shall be subject to applicable withholding taxes. The Executive shall also be eligible for annual bonus payments if certain performance goals and targets, established by the Compensation Committee of the Board (the "Compensation Committee"), in its sole discretion, are met. The performance goals and targets shall be determined by the Compensation Committee, in its sole discretion, at the beginning of each fiscal year during the term of this Agreement and shall be based upon the business plan and budget approved by the Board. At the end of each fiscal year, the Compensation Committee shall review actual performance against the applicable performance goals and targets and shall notify the Executive of the amount of his bonus award, if any. The Executive's bonus shall be paid to him after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as other executives of the Company. Notwithstanding the foregoing, for the 2003 fiscal year, the Executive will receive a guaranteed bonus of 75% of base salary, pro rated to reflect the Executive's actual period of employment with the Company. For the 2004 fiscal year, the Executive will receive a guaranteed bonus of 37.5% of base salary and will be eligible to receive a target bonus of 37.5% of base salary as an additional bonus amount if certain performance goals and targets, established by the Compensation Committee, are met. If actual performance is below target performance, the bonus amount payable to the Executive may be pro rated to reflect partial satisfaction of the applicable performance goals, as determined by the Compensation Committee, in its sole discretion. If actual performance exceeds target performance, the bonus amount payable to the Executive shall not be capped at the target bonus amount.

3. Equity Compensation. Contemporaneously with this Agreement, the Company shall grant to the Executive a nonqualified stock option (the "Initial Option") to purchase 300,000 shares of common stock of the Company ("Company Stock") with an exercise price equal to the last reported sale price at which Company Stock is traded on the date of grant or, if no Company Stock is traded on such date, the most recent date on which Company Stock was traded. The Initial Option shall become exercisable in equal annual installments over the three-year period commencing on the first anniversary of the date of grant; provided, however, that if a Change of Control occurs (as defined in the Company's 2000 Stock Incentive Plan (the "Plan")), the Initial Option shall automatically accelerate and become fully exercisable. The terms of the Initial Option shall be governed by the Stock Option Agreement attached as Exhibit A. Contemporaneously with this Agreement, the Company shall also grant to the Executive 75,000 shares of Company Stock (the "Initial Restricted Stock Grant") subject to the restrictions and conditions set forth in the Restricted Stock Grant Agreement attached as Exhibit B. The restricted stock shall vest in equal annual installments over the three-year period commencing on the first anniversary of the date of grant; provided, however, that if a Change of Control occurs (as defined in the Plan), the restrictions and conditions on the restricted stock shall immediately lapse and the shares shall become fully vested. Prior to the first anniversary of the Effective Date, the Company shall register the shares subject to the Initial Option and the Initial Restricted Stock Grant for issuance to the Executive under the Securities Act of 1933, as amended. In addition to the foregoing grants, the Executive shall be entitled to participate in any short-term and long-term equity incentive programs established by the Company for its senior level executives generally, including the Plan, at levels at least commensurate with the benefits provided to other senior executives and with adjustments appropriate for his position as the Chief Executive Officer of the Company.

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4.       Retirement and Welfare Benefits. The Executive shall be entitled to participate in the Company's health, life insurance, long and short term disability, dental, retirement, and medical programs, if any, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the effective date of this Agreement.

5. Vacation. The Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior executive officers of the Company, in accordance with the Company's vacation, holiday and other pay for time not worked policies; provided, however, that the Executive shall be entitled to not less than 4 weeks vacation.

6.       Expenses.

         (a) General. The Company shall reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives.

         (b) Relocation Expenses. The Company hereby agrees to reimburse the Executive for certain expenses incurred in connection with the relocation of the Executive's principal residence from the Chicago, Illinois metropolitan area to the Newark, Delaware area. The reimbursement amounts described below are intended to be in lieu of the amounts described in the Company's relocation policy and not in addition to.

            (1) The Company shall reimburse the Executive for the cost of his household move in accordance with the terms of the Company's relocation policy applicable to household moves. In addition to the foregoing, the Company shall reimburse the Executive for all direct and indirect relocation expenses (including broker commissions and personal travel expenses attributable to relocation) reasonably incurred by the Executive in connection with the relocation of the Executive's principal residence up to a maximum of $50,000. The Executive shall present an itemized account and written proof of such expenses in accordance with such reasonable accounting policies as are established by the Company.

            (2) The Company shall also reimburse the Executive for four months of temporary living expenses reasonably incurred by the Executive in connection with the relocation of the Executive's principal residence.

7. Perquisites. The Executive shall be provided with such other executive perquisites as may be provided to other senior executive officers of the Company.

8. Indemnification. The Company shall indemnify and hold the Executive harmless to the fullest extent permitted under the by-laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney 's fees), losses and damages which are based on (i) the actions of the Company prior to or following the Effective Date, or (ii) the Executive's good faith performance of his assigned duties and obligations with the Company. The Company shall cover the Executive under its directors and officers liability insurance policy both during and while any potential liability exists after the Term to the same amount and to the same extent as the Company covers its other officers and directors.

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9.       Termination Without Cause; Resignation for Good Reason; Non-Renewal.

         (a) The Company may terminate the Executive's employment with the Company at any time without Cause (as defined in Section 13) from the position in which the Executive is employed hereunder upon not less than 60 days' prior written notice to the Executive; provided, however, that, that in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, the Executive may initiate a termination of employment by resigning under this Section 9 for Good Reason (as defined in Section 13). The Executive shall give the Company not less than 60 days' prior written notice of such resignation. In the event of any such termination or resignation or in the event the Company fails to renew the Agreement in accordance with Section 1 ("Non-Renewal"), the Company's obligations to the Executive shall be the same as set forth in this Section 9, before or after a Change of Control (as defined in the Company's 2000 Stock Incentive Plan), as applicable.

         (b) Upon any termination, resignation or Non-Renewal described in
Section 9(a) above, the Executive shall be entitled to receive only the amount due to the Executive under the Company's then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

         (c) Notwithstanding the provisions of Section 9(b), if the Executive executes and does not revoke a written release upon any termination, resignation or Non-Renewal described in Section 9(a) above, substantially in the form attached hereto as Exhibit A (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive's employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit), and any claims against the Executive for actions within the scope of his employment by the Company, the Executive shall be entitled to receive, in lieu of the payment described in Section 9(b), the following:

            (1) Continuation of the Executive's monthly base salary (at the rate in effect immediately before the Executive's termination) for the twelve-month period following the date of the Executive's termination of employment (the "Severance Period").

            (2) A pro rated bonus for the year in which Executive's termination of employment occurs. The pro rated bonus shall be based on the Executive's target annual bonus for the year in which Executive's termination occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365. Payment shall be made at the same time and under the same terms and conditions as bonuses are paid to other executives of the Company.

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            (3) Medical coverage until the last day of the Severance Period, at the level in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed by the Company from time to time for employees generally, as if the Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay to the Executive cash in lieu of such coverage in an amount equal to the Executive's after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended, shall run concurrently with the Severance Period.

            (4) The Initial Option shall become fully exercisable on the date of termination and all restrictions on the Initial Restricted Stock Grant shall lapse as of the date of termination and the post-termination exercise period of the Initial Option shall expire on the last day of the three-month period commencing with the expiration of the Severance Period or, if shorter, the period ending with the expiration of the Initial Option's original term.. All other options, restricted stock grants or other equity incentive awards held by the Executive as of the date of the Executive's termination of employment shall be governed by the terms and conditions of the applicable grant instrument pursuant to which they were granted.

            (5) Any other amounts earned, accrued and owing but not yet paid under Section 2 above.

10. Voluntary Termination. The Executive may voluntarily terminate his employment for any reason upon 60 days' prior written notice. In such event, after the effective date of such termination, no further payments shall be due under this Agreement, except that the Executive shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

11. Disability. If the Executive shall become Disabled (as defined below), the Company, acting through its Board of Directors, may designate another executive to act in his place during the period of such disability. Notwithstanding any such designation, the Executive shall continue to receive his base salary under Section 2 this Agreement for a minimum of nine (9) months (net of any amounts paid to the Executive during such nine (9) month period pursuant to the Company's short and/or long-term disability plan, if any), and shall continue to participate in the Company's benefit plans (in accordance with the terms of such plans) and to receive other benefits as specified in Section 4 until the expiration of the Term. If any questions shall arise as to whether during any period the Executive was disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder due to physical or mental illness, the Executive may, and at the request of the Company will, submit to the Company a certification in reasonable detail by a physician selected by the Executive or his guardian to whom the Company has no reasonable objection as to whether the Executive was so Disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit such certification, the Company's determination of such issue shall be binding on the Executive. For purposes of this Section 11, the Executive shall be deemed to be "Disabled" if he is determined to be disabled within the meaning of the Company's applicable long-term disability plan or, if none, is determined to be disabled for purposes of United States Social Security benefits.

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12.      Death. If the Executive dies while employed by the Company, the
Executive's employment shall terminate on the date of death and the Company shall pay to the Executive's executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and earned under the Company's benefit plans and programs. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

13.      Definitions.

         (a) Cause. The Company may terminate the Executive's employment at any time for Cause (as defined below) upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for salary to the extent already accrued. The Executive shall be entitled to any benefits accrued and earned before his termination in accordance with the terms of any applicable benefit plans and programs of the Company. For purposes of this Agreement, "Cause" shall mean any of the following grounds for termination of the Executive's employment:

            (1) The Executive shall have been convicted of or pleads nolo contendere to a felony,

            (2) Misconduct by the Executive to the material and demonstrable detriment of the Company which misconduct continues for a period of at least 30 days after a written notice to the Executive, signed by a duly authorized member of the Board, has been delivered to the Executive specifying the misconduct in question; provided, however, that notice to the Executive and an opportunity to cure shall not apply to misconduct that is fraudulent or unlawful or misconduct that is or may not be of a continuing nature including but not limited embezzling funds or assets of the Company.

            (3) The Executive breaches Section 14 of this Agreement.

         (b) Good Reason shall mean the occurrence of any of the following events or conditions, unless the Executive has expressly consented in writing thereto or unless the event is remedied by the Company within 30 days after receipt of notice thereof given by the Executive:

            (1) A demotion of the Executive such that he ceases to be the chief executive officer of the Company or any material adverse change in the scope of the Executive's position or responsibilities that results in an adverse change in the nature and/or scope of the Executive's status with the Company;

            (2) A diminution in the dollar amount of the Executive's base salary, other than as part of an across the board reduction in salaries of management personnel (including all Vice Presidents and above);

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            (3) The relocation of the Executive's principal executive office to a location more than 50 miles from the principal executive office immediately prior to such relocation; or

            (4) The failure of any successor of the Company or assignee of all or substantially all of its assets to assume and agree to be bound by the terms of this Agreement.

14.      Restrictive Covenants.

         (a) Definitions. For purposes of this Section 14, the following terms shall have the following respective meanings:

            (1) "Competitive Position": shall mean (A) the direct or indirect equity ownership or control of all or any portion of a "Competitor" (as hereinafter defined), or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any Competitor.

            (2) "Competitor" shall refer to any person or entity engaged, directly or indirectly, in business activities that are substantially comparable to any business activities conducted by the Company, its subsidiaries or affiliates or any business activities in which the Company, its subsidiaries or affiliates is planning or preparing to engage in as of the date of the Executive's termination of employment hereunder.

            (3) "Confidential Information" shall mean any and all proprietary and confidential data or information of the Company or any of its affiliates, other than "Trade Secrets" (as hereinafter defined), which is of tangible or intangible value to the Company, its subsidiaries or any of its affiliates and is not public information or is not generally known or available to the Company's competitors but is known only to the Company, its subsidiaries or its affiliates and their Executives, independent contractors or agents to whom it must be confided in order to apply it to the uses intended.

            (4) "Restricted Territory" shall mean (A) the United States of America, (B) any geographical area in which the Company, its subsidiaries or affiliates was engaged in business as of the date of the Executive's termination of employment hereunder, and (C) any geographical area in which the Company, its subsidiaries or affiliates was planning to become engaged in business as of the date of the Executive's termination of employment hereunder.

            (5) "Trade Secrets" shall mean all knowledge, data and information of the Company, its subsidiaries or any of its affiliates, which is defined as a "trade secret" under applicable law.

            (6) "Work Product" shall mean all work product, property, data, documentation, "know-how", concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by the Executive in connection with the performance of his services hereunder.

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         (b) Acknowledgements. The Executive hereby acknowledges and agrees that during the term of the Agreement:

            (1) The Executive will frequently be exposed to certain Trade Secrets and Confidential Information;

            (2) The Executive's responsibilities on behalf of the Company will extend to all geographical areas of the Restricted Territory; and

            (3) Any competitive activity on the Executive's part during the term of this Agreement, or any competitive activity on the Executive's part in the Restricted Territory for a reasonable period thereafter, would necessarily involve the Executive's use of the Company's Trade Secrets and Confidential Information and would unfairly threaten the Company's legitimate business interests, including its substantial investments in the proprietary aspects of its business and the good will associated with its customer base. Moreover, the Executive acknowledges that, in the event of the termination of this Agreement, the Executive would have sufficient skills to find alternative, commensurate work in his field of expertise that would not involve a violation of any of the provisions of this Section 14. Therefore, the Executive acknowledges and agrees that it is reasonable for the Company to require the Executive to abide by the covenants set forth in this Section 14. The parties acknowledge and agree that if the nature of the Executive's responsibilities for or on behalf of the Company or the geographical areas in which the Executive must fulfill such responsibilities materially change, the parties will execute appropriate amendments to the scope of the covenants in this Section 14.

         (c) Non-Disclosure; Ownership of Proprietary Property.

            (1) In recognition of the Company's need to protect its legitimate business interests, the Executive hereby covenants and agrees that: (A) with regard to each item constituting a Trade Secret, at all times during which such item shall continue a Trade Secret (before or after termination of this Agreement); and (B) with regard to any Confidential Information, at all times during the term of this Agreement and for a period of two (2) years following the expiration or termination of this Agreement for any reason, the Executive shall regard and treat each item constituting a Trade Secret and all Confidential Information as strictly confidential and wholly owned by the Company and will not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party for any purpose other than in accordance with this Agreement or as required by applicable law. Notwithstanding anything to the contrary herein, each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

            (2) The Executive shall immediately notify the Company of any intended or unintended, unauthorized disclosure or use of any Trade Secret or Confidential Information by the Executive or any other person or entity of which the Executive becomes aware. The Executive shall cooperate fully with the

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Company in the procurement of any protection of the Company's rights to or in any of the Trade Secrets or Confidential Information.

            (3) Immediately upon expiration or termination of this Agreement of any reason, or if notice or termination is required hereunder, upon receipt of such notice, or at any time after such termination or notice upon the specific request of the Company, the Executive shall return to the Company all written or descriptive materials of any kind in the Executive's possession or to which the Executive has access that constitutes or contain any Confidential Information or Trade Secret, and the confidential obligations described in this Agreement shall continue until their expiration under the terms of this Agreement.

            (4) To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A.
section 101 et seq., as amended) and owned exclusively by the Company. The Executive hereby unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest the Executive currently has or in the future may have, by operation of law or otherwise, in or to any Work Product, including without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. The Executive agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Company.

         (d) Non-Competition. In recognition of the Company's need to protect its legitimate business interests, the Executive hereby covenants and agrees that during the term of this Agreement, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in furtherance of a Competitive Position. The Executive further agrees that for two (2) years following expiration or termination of this Agreement for any reason, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in furtherance of a Competitive Position within the Restricted Territory (other than action to reject an offer of a Competitive Position.

         (e) Non-Solicitation of Customers. The Executive hereby covenants and agrees that (A) during the term of this Agreement, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during the term of this Agreement; and (B) for a period of two (2) years following expiration or termination of the term of this Agreement for any reason, the Executive will not, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during the term of this Agreement. For purposes of this subsection (e), "actively sought prospective customer" shall mean any actively sought prospective customer with call activity during the ninety (90) day period immediately preceding the date of the Executive's termination.

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         (f) Non-Solicitation of Company Personnel. The Executive hereby agrees that during the term of this Agreement, except to the extent that he is required to do so in connection with his responsibilities hereunder, the Executive will not either directly or indirectly, alone or in conjunction with any other party solicit or attempt to solicit any employee, consultant, contractor or other personnel of the Company to terminate, alter or lessen such party's affiliation with the Company. The Executive further agrees that during the two (2) year period following expiration or termination of this Agreement for any reason, the Executive will not, either directly or indirectly, alone or in conjunction with any other party solicit any "key" (as that term is hereinafter defined) employee, consultant, contractor or other personnel of the Company to terminate, alter or lessen such party's affiliation with the Company or to violate the terms of any agreement or understanding between such party and the Company. For purposes of the preceding sentence "key" employee, consultant, contractor or other personnel of the Company are those with knowledge of or access to the Company's Trade Secrets or Confidential Information.

         (g) Remedies. The Executive agrees that damages at law for the Executive's violation of any of the covenants in this Section 14 would not be an adequate or proper remedy and that, should the Executive violate or threaten to violate any of the provisions of such covenants, the Company or its successors or assigns shall be entitled to seek a temporary or permanent injunction against the Executive in any court having jurisdiction prohibiting any further violation of any such covenants, in addition to any award or damages (compensatory, exemplary or otherwise) for such violation. The Executive agrees not to raise as a defense to such action that the Company has an adequate remedy at law.

         (h) Partial Enforcement. The Company has attempted to limit the rights of the Executive to compete only to the extent necessary to protect the Company from unfair competition. The Company, however, agrees that, if the scope of enforcement of any of these restrictive covenants is in any way disputed at any time, a court of other trier of fact may modify and enforce such covenant to the extent that it believes to be reasonable under the circumstances existing at the t time.

         (i) Survival. Notwithstanding any expiration or termination of this Agreement, the provisions of this Section 14 shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms and reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

15. No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

16. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed

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by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

         If to the Company, to:

                  Strategic Diagnostics Inc.
                  111 Pencader Drive
                  Newark, Delaware 19702
                  Attention:

         With a required copy to:

                  Morgan, Lewis & Bockius LLP
                  1701 Market Street
                  Philadelphia, PA  19103-2921
                  Attention:  Joseph E. Ronan, Jr., Esquire

         If to the Executive, to:

                  Matthew Knight
                  [Address to be provided.]

         With a required copy to:

                  ---------------

                  ---------------

                  ---------------

                  ---------------

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

17. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

18. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

19. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

20. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive's employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.

21. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

22. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Delaware without regard to rules governing conflicts of law.

23. Arbitration; Expenses. Any controversy, claim or dispute arising out of or relating to this Agreement or the Executive's employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in Wilmington, Delaware pursuant to then prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, that nothing in this subsection shall be construed as precluding the Company from bringing an action for injunctive or other equitable relief. The Company may elect to proceed to court without first resorting to arbitration in the event that the Executive breaches any provision of Section
14. If the Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including the Company's and the Executive's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.




                                        STRATEGIC DIAGNOSTICS, INC.


                                        By:      /s/ Grover C. Wrenn
                                           -------------------------------------
                                        Its: Chairman


                                        EXECUTIVE


                                                 /s/ Matthew H. Knight
                                           -------------------------------------
                                           Matthew Knight

                                 GENERAL RELEASE
                                 ---------------

                  1. I, Matthew Knight, the Executive, for and in consideration of certain payments to be made and the benefits to be provided to me under the Employment Agreement, dated as of September 2, 2003 (the "Agreement") with Strategic Diagnostics, Inc. (the "Company"), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. ss.621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e et seq., the Delaware Fair Employment Practices Act, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs. Notwithstanding the foregoing, I understand that I shall be indemnified by the Company as to any liability, cost or expense for which I would have been indemnified during employment, in accordance with the Company's certificate of incorporation or insurance coverages to the extent in force for employees of the Company serving in executive capacities generally and for actions taken on behalf of the Company within the scope of my employment by the Company.

                  2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

                  3. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on ___________________, 20__ and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

                  4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

                  5. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

                  6. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

                  7. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at 111 Pencader Drive, Newark, Delaware 19702, Attention: _________________.

                  8. I hereby further acknowledge that the terms of Section 14 of the Agreement continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

         Intending to be legally bound hereby, I execute the foregoing Release this ___ day of _____________, 20__.


------------------------                             --------------------
Witness                                              Executive

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